PRICEWATERHOUSECOOPERS

Kesselman & Kesselman
Certified Public Accountants (Isr.)
Trade Tower, 25 Hamered Street
Tel Aviv 68125 Israel
P.O. Box 452 Tel Aviv 61003 Israel
Telephone +972-3-7954555
Facsimile +972-3-7954556

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-138109) of our report dated April 16, 2007 relating to the financial statements which appears in Acorn Factor Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated April 16, 2007 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Tel Aviv, Israel
May 31, 2007

Kesselman & Kesselman